COMPANY CONTACT:
                                  Avitar, Inc.
                                 Jay Leatherman
                                  781-821-2440
                            jleatherman@avitarinc.com
                                www.avitarinc.com

FOR IMMEDIATE RELEASE
AVITAR REPORTS

Avitar Announces $1,000,000 Private Placement and Conversion of $1,250,000 of Long-Term Debt

CANTON, MA, May 27, 2004 -- Avitar, Inc. (AMEX: AVR) announced today that it raised gross proceeds of $1,000,000 in a private placement of convertible preferred stock and warrants, and that it converted $1,250,000 of long-term debt into convertible preferred stock.

The securities issued in the private placement and the conversion of debt were 2,316 shares of Series A Convertible Preferred Stock and Warrants to purchase 100,000 shares of Common Stock. The $2,316,000 of Preferred Stock is convertible into Common Stock at the lesser of $0.12 per share or 85% of the average of the three (3) lowest bid prices for the ten (10) trading days immediately prior to the notice of conversion, subject to adjustments and minimum pricing, and the Warrants are exercisable at $0.126 per share.

Peter P. Phildius, Chairman and CEO commented, "This financing is part of our $10 million capital funding plan discussed in our most recent quarterly report filed with the SEC. It, along with anticipated future financings, will provide us with necessary working capital and allow us to continue to invest in the resources that we will need to enhance and expand our ORALscreen (TM) products business."

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended (the "Act"). The securities described in this release have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.


Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market, disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Oral fluid diagnostics includes the estimated $1.5 billion drugs-of-abuse testing market, which encompasses the corporate workplace and criminal justice markets. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. In the estimated $25 billion in vitro diagnostics market, Avitar is developing diagnostic strategies for disease and clinical testing. Some examples include influenza, diabetes and pregnancy. For more information, see Avitar's website at www.avitarinc.com. Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements